Exhibit 10.12

Execution Copy

KSTA HOLDINGS, INC.

STOCKHOLDERS AGREEMENT

Dated as of August 6, 2004

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ARTICLE VI DEFINITIONS		22
6.1.	Cross Reference Table	22
6.2.	Certain Definitions	23

ARTICLE VII MISCELLANEOUS		28
7.1.	Headings	28
7.2.	Entire Agreement	28
7.3.	Notices	28
7.4.	Severability	30
7.5.	Termination	30
7.6.	Successors, Assigns and Transferees	30
7.7.	Amendments; Waivers	30
7.8.	Counterparts	31
7.9.	Remedies	31
7.10.	Legal Prohibitions	31
7.11.	Successor Shares	31
7.12.	Certain Interpretive Matters	31
7.13.	Applicable Law	31
7.14.	Consent to Jurisdiction	32
7.15.	Waiver Of Jury Trial	32

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STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of August 6, 2004, among (i) KSTA Holdings, Inc., a Delaware corporation (the “Company”), (ii) Kohlberg Investors, IV, L.P., a Delaware limited partnership, Kohlberg TE Investors IV, L.P., a Delaware limited partnership, Kohlberg Offshore Investors IV, L.P., a Delaware limited partnership, Kohlberg Partners IV, L.P., a Delaware limited partnership, and each other Person (as defined below) joined hereto as a Kohlberg Holder pursuant to Section 7.7 hereof (collectively, and with their respective Permitted Transferees (as defined below), the “Kohlberg Holders”), (iii) Co-Investment Partners, L.P., a Delaware limited partnership, Massachusetts Mutual Life Insurance Company, a Massachusetts corporation, Tower Square Capital Partners L.P., a Delaware limited partnership, National City Equity Partners, LLC, an Ohio limited liability company, Hamilton Lane Private Equity Fund V L.P., a Guernsey limited partnership, Antares Capital Corporation, a Delaware corporation, Wilton Private Equity Fund, LLC, a Delaware limited liability company and DuPont Pension Trust, a Massachusetts trust, James Wiggins, and each other Person joined hereto as a Co-Investor Holder pursuant to Section 7.7 hereof (collectively, and with their respective Permitted Transferees, the “Co-Investor Holders”), and (iv) each Person joined hereto as a Management Holder pursuant to Section 7.7 hereof (collectively, and with their respective Permitted Transferees, the “Management Holders”).

Certain definitions are set forth in Section 6 of this Agreement.

RECITALS

A. On the date hereof, the Company has acquired or will acquire substantially all of the outstanding shares of capital stock of Stanadyne Automotive Holding Corp., a Delaware Corporation (“Stanadyne”), pursuant to a stock purchase agreement between KSTA Acquisition LLC., a Delaware limited liability company and a wholly-owned subsidiary of the Company (“KSTA Acquisition”) and the Sellers thereto dated June 23, 2004. (the “Stock Purchase Agreement”).

B. On the date hereof, KSTA Acquisition has merged or will merge with and into Stanadyne Automotive Holding Corp. such that Stanadyne Automotive Holding Corp. will be a wholly-owned subsidiary of the Company.

C. Upon the Closing, the Company’s Common Stock and all Options are held as set forth on Schedule I hereto.

D. The parties believe it would be in the best interests of the Company and the Holders to set forth their agreements on certain matters.

NOW, THEREFORE, intending to be legally bound the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS; RESTRICTIONS ON TRANSFERS

1.1 Closing. This Agreement shall become effective upon the Closing.

1.2. Transfers by the Management Holders and Co-Investor Holders. The Management Holders and the Co-Investor Holders may not Transfer any Shares or any interest therein without the prior written consent of the Majority Kohlberg Holders, other than (A) to a Permitted Transferee; (B) as provided in Section 2.1 or 2.2 of this Agreement; (C) pursuant to a Demand Registration or a Piggy-Back Registration; or (D) for Management Holders, to another Management Holder; (E) as permitted by Section 5.7; (F) following the Initial Public Offering, Transfers pursuant to Rule 144. Any attempt to Transfer any Shares not in compliance with this Agreement will be null and void and neither the Company nor any transfer agent of the Company will register, or otherwise give effect to or recognize, any such improper Transfer. The restrictions set forth in this Section 1.2 will terminate upon the the first anniversary of the Initial Public Offering.

1.3 Restrictive Legend. For so long as the transfer restrictions set forth in this Agreement remain in effect, each certificate representing Shares owned by any Holder will include substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR ANY OTHER APPLICABLE EXEMPTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 6, 2004, AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY.

; provided, however, that any Holder may, upon providing evidence, including an opinion of counsel reasonably satisfactory to the Company, that such Shares either are not “restricted securities” (as defined in Rule 144) or may be sold pursuant to Rule 144(k), exchange the certificate representing such Shares for a new certificate that does not bear the first two sentences of such legend.

ARTICLE II

TAG ALONG AND COMPELLED SALE RIGHTS

2.1. Tag Along Rights.

2.1.1. If any one or more of the Kohlberg Holders determines to Transfer Shares for value to any Third Party, then each of the other Holders shall have the right to sell to such Third Party a percentage (the “Tag Along Percentage”) of the Shares then held by such Holder equal to the percentage of the total number of Shares then held by all of the Kohlberg Holders which is proposed to be sold by the selling Kohlberg Holders (such percentages to be determined on a Fully-Diluted Basis);

provided, however, that this Section 2.1.1 shall not apply to any Transfer by any Kohlberg Holder (a) to any Permitted Transferee of such Kohlberg Holder, (b) in connection with which the Kohlberg Holders elect to exercise their right to compel a sale pursuant to Section 2.2, (c) in connection with one or more Transfers by which the Kohlberg Holders elect to transfer not more than five percent (5%) in the aggregate of the interest in the Company held by the Kohlberg Holders on the date of this Agreement, (d) in a Public Offering (which shall be governed by Article IV hereof), or (e) pursuant to Rule 144.

2.1.2. At least 20 days prior to the closing of a Transfer subject to Section 2.1.1, the selling Kohlberg Holders shall provide written notice of such proposed Transfer (the “Tag Along Notice”) to the Company and each of the other Holders. Such Tag Along Notice shall include the principal terms of the proposed Transfer insofar it relates to the Shares, including (a) the identity of the Third Party purchaser, (b) the number of Shares proposed to be purchased from the selling Kohlberg Holders, (c) the Tag Along Percentage and (d) the per share purchase price (or a reasonable estimate of the maximum and minimum per share purchase price if an exact price is not yet certain).

2.1.3. Each Holder will have the right pursuant to Section 2.1.1, exercisable as set forth below, to sell in the proposed Transfer the Tag Along Percentage of its Shares by providing to the selling Kohlberg Holders, within 15 days after receipt of the Tag Along Notice, an irrevocable written notice (the “Exercise Notice”) specifying the number of Shares such Holder agrees to Transfer, not to exceed the Tag Along Percentage multiplied by the aggregate number of Shares held by such Holder, and shall simultaneously provide a copy of such Exercise Notice to the Company. Each Holder that does not timely deliver an Exercise Notice will be deemed to have waived all rights under this Section 2.1 with respect to the proposed Transfer. Delivery of the Exercise Notice by a Holder will constitute an irrevocable commitment by such Holder to sell in the proposed Transfer the Common Stock specified in such Exercise Notice, on the terms set forth in the Tag Along Notice (subject to Section 2.3.5 in the case of Options or Convertible Securities); provided, however, that if the principal terms of the proposed Transfer change with the result that the per share price shall be less than the minimum per share price set forth in the Tag Along Notice or the other principal terms shall be materially less favorable to the selling Holders than those set forth in the Tag Along Notice, each participating Holder shall be permitted to withdraw the commitment contained in his Exercise Notice and shall be released from his obligations thereunder.

2.1.4. If, prior to the consummation of the Transfer of Shares contemplated by the Tag Along Notice, the terms of the proposed Transfer shall change with the result that the per share price to be paid in such proposed Transfer shall be greater than the maximum per share price set forth in the Tag Along Notice or the other principal terms of such proposed Transfer shall be materially more favorable to the selling Kohlberg Holders than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 2.1 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 2.1; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Sections 2.1.2 and 2.1.3 shall be five business days. If the Kohlberg Holders have not completed the Transfer of Shares contemplated by the Tag Along Notice within 90 days from the delivery of the Tag Along Notice (for any reason other than the failure of another Holder to perform its obligations under this Section 2.1), the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 2.1 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 2.1. Notwithstanding any other provision of this Section 2.1, there shall be no liability on the part of any Kohlberg Holder to any other Holder arising from the failure of any Kohlberg Holder to consummate the Transfer of Shares contemplated by the Tag Along Notice for any reason, and the decision to consummate such Transfer shall be in the sole discretion of the selling Kohlberg Holders.

2.1.5. The selling Kohlberg Holders shall attempt to obtain the inclusion in the Transfer of Shares contemplated by the Tag Along Notice of the entire number of Shares which each of the other Holders requested to have included in the Transfer (as evidenced by such other Holder’s Exercise Notice). In the event the selling Kohlberg Holders shall be unable to obtain the inclusion of such entire number of Shares in the proposed Transfer, the number of Shares to be sold in the proposed Transfer shall be allocated among the selling Kohlberg Holders and the other participating Holders in proportion, as nearly as practicable, to the respective number of Shares which each such party requested to be included in the proposed Transfer (as evidenced in the case of the selling Kohlberg Holders by the Tag Along Notice and in the case of each other Holder by such other Holder’s Exercise Notice).

2.1.6. The failure of any Holder (other than the Kohlberg Holders) to perform its obligations under this Section 2.1 in respect of any Transfer contemplated by a Tag Along Notice shall result in the termination of such Holder’s rights under this Section 2.1 in respect of such Transfer.

2.2. Rights To Compel Sale.

2.2.1. The Kohlberg Holders may, in connection with a bona fide offer (a “Compelled Sale Offer”) by a Third Party to acquire for value (including without limitation by recapitalization, merger, consolidation, reorganization or other structure, but other than pursuant to an underwritten Public Offering) a number of Shares equal to at least 50% of the Shares held by the Kohlberg Holders immediately after the Closing (such percentage equitably adjusted for stock splits, stock dividends, reclassifications, recapitalizations and the like), require each other Holder to sell to such Third Party a percentage (the “Compelled Sale Percentage”) of the Shares then held by each such Holder equal to the percentage of the total amount of Shares then held by all of the Kohlberg Holders which are proposed to be sold by the selling Kohlberg Holders to such Third Party (such percentages to be determined on a Fully-Diluted Basis).

2.2.2. If the Kohlberg Holders elect to exercise their right to compel a sale pursuant to this Section 2.2, the Kohlberg Holders will deliver at least 20 days prior to the closing of the proposed transfer written notice (the “Compelled Sale Notice”) of the Compelled Sale Offer to the Company and the other Holders, setting forth (a) the per Share consideration to be received in the proposed sale, (b) the identity of the Third Party, (c) the Compelled Sale Percentage and (d) the other principal terms and conditions thereof insofar as they relate to the Shares.

2.2.3. If the selling Kohlberg Holders consummate the proposed sale to which reference is made in the Compelled Sale Notice within 120 days following delivery of the Compelled Sale Notice, each other Holder shall be obligated to sell the Compelled Sale Percentage of his, her or its Shares in the proposed sale on the same terms and conditions, with respect to each Share sold (subject to Section 2.3.5 in the case of Options and Convertible Securities), as the selling Kohlberg Holders shall sell each Share in the sale. If the selling Kohlberg Holders have not consummated the proposed sale to which reference is made in the Compelled Sale Notice within 120 days following delivery of the Compelled Sale Notice, the Compelled Sale Notice shall be null and void, each Holder shall be released from his or its obligation under the Compelled Sale Notice and it shall be necessary for a separate Compelled Sale Notice to be furnished and the terms and provisions of this Section 2.2 separately complied with, in order to consummate such proposed sale pursuant to this Section 2.2.

2.3. Provisions Applicable to Tag Along and Compelled Sales.

2.3.1. Each Holder participating in a proposed sale under Section 2.1 or 2.2, whether in such Holder’s capacity as a shareholder, officer or director of the Company, or otherwise, shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate such sale and any related transactions, including without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; voting any Shares over which such Holder has voting power; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise reasonably cooperating with the selling Kohlberg Holders and the prospective buyer. Without limiting the generality of the foregoing, each such Holder agrees to execute and deliver such agreements as may be reasonably specified by the selling Kohlberg Holders, including without limitation agreements to (a) make individual customary representations, warranties, covenants and other agreements as to, among other things, the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares, (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements in respect of the Company and its subsidiaries, (c) be subject to confidentiality restrictions in respect of the business of the Company and its subsidiaries, and (d) solely with respect to Management Holders, be subject to reasonable and customary noncompetition restrictions in respect of the business of the Company and its subsidiaries; provided, however, that, with respect to representations, warranties and covenants of the type described in clause (b) above, the aggregate amount of such liability will not exceed the lesser of (i) such Holder’s pro rata portion of any such liability, to be determined in accordance with such Holder’s portion of the total amount of Shares included in such sale or (ii) the proceeds to such Holder in connection with such sale.

2.3.2. The closing of a sale pursuant to Section 2.1 or 2.2 will take place at such time and place as the selling Kohlberg Holders shall reasonably specify by notice to each participating Holder. At the closing, each participating Holder shall deliver the certificates evidencing the Shares to be sold by such Holder, duly endorsed in blank by the person(s) in whose name the certificate is issued or accompanied by a duly executed instrument of assignment separate from the certificate, in each case with signature guaranteed, free and clear of any liens or encumbrances, and with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

2.3.3. Except as provided in Sections 2.3.4 and 2.3.5 below, in any sale pursuant to Section 2.1 or 2.2, the sale of Shares by the Kohlberg Holders and by the other participating Holders shall be made on the same terms (including, without limitation, the per Share price and the type of consideration to be received per Share) and shall be subject to the same conditions, and all such selling Kohlberg Holders and other participating Holders shall receive the proceeds from such sale (allocated as provided herein) at the same time.

2.3.4. In the event the consideration to be paid for Shares in a proposed sale pursuant to Section 2.1 or 2.2 includes any securities, and the receipt thereof by a particular Holder would require under applicable securities law (i) the registration or qualification of such sale or securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision of information, pursuant to Regulation D of the Securities Act or comparable securities laws, regarding the Company, the securities or the issuer to the Holder, the provision of which would impose a substantial burden or expense on the Company or the prospective purchaser, then (a) in the case of a proposed sale pursuant to Section 2.1, such Holder will not have the right to sell Shares in such proposed sale, and (b) in the case of a proposed sale pursuant to Section 2.2, the Kohlberg Holders will have the right, but not the obligation, to cause to be paid to such Holder in lieu of such securities an amount in cash equal to the fair market value, as determined in the reasonable judgment of the Board, of such securities as of the date of the applicable sale.

2.3.5. Each party hereto that is a Holder of any Option, Warrant or Convertible Security desiring to participate in any sale under Section 2.1 or required to participate in any sale under Section 2.2 shall be required to exercise, convert or exchange any such Option, Warrant or Convertible Security so that all shares of Common Stock which underlie such Option, Warrant or Convertible Security and are to be included in such sale are outstanding and held by such Holder immediately prior to the closing of such sale. Notwithstanding the foregoing, each Holder of any Option, Warrant or Convertible Security desiring to participate in any sale under Section 2.1 or required to participate in any sale under Section 2.2 may request that such Option, Warrant or Convertible Security (or the applicable portion thereof) be included directly in the sale, and if the prospective purchaser consents to such direct inclusion and the terms of such Option, Warrant or Convertible Security permit the Transfer thereof to the prospective purchaser, the Holder making such request shall be entitled to include such Option, Warrant or Convertible Security (or the applicable portion thereof) directly in such sale in lieu of including shares of Common Stock underlying such Option, Warrant or Convertible Security in such sale. In the case of the direct inclusion of any Option, Warrant or Convertible Security in such sale, (i) the Holder shall, for the purposes of Sections 2.1 and 2.2 hereof and clause (i) of the proviso to the second sentence of Section 2.3.1, be deemed to have included in such sale with respect to such Option, Warrant or Convertible Security the number of shares of Common Stock which such Holder would have included in such sale if such Holder had participated in such sale in accordance with the first sentence of this Section 2.3.5, and (ii) the consideration owing to such Holder in respect of such sale shall be reduced by the amount of any exercise or other purchase price which such Holder would have been required to pay if such Holder had participated in such sale in accordance with the first sentence of this Section 2.3.5 (as well as by the amount of any tax or other amounts required to be withheld under applicable law).

2.4. Termination of Provisions. The foregoing provisions of this Section 2 shall expire immediately following the earlier of (a) a Change of Control or (b) the closing of the Initial Public Offering.

ARTICLE III

LIMITED PARTICIPATION RIGHTS

3.1. Participation. The Company shall not, and the Company shall cause its subsidiaries not to, issue any New Shares to any Kohlberg Holder or any Affiliate of a Kohlberg Holder (a “Purchaser”) without offering to each other Institutional Holder and each Management Holder (each, for purposes of this Section 3, a “Participation Offeree”) in accordance with Section 3.2 the right to purchase the Participation Offeree’s Pro Rata share of such New Shares.

3.2. Procedure. Not less than 20 days prior to the date described in clause (i) of this sentence, the Company will offer in writing to sell to each Participation Offeree such Participation Offeree’s Pro Rata share of such New Shares, on the same terms as such New Shares are to be issued to the Purchaser, which offer will specify (i) the date on which the Company or the subsidiary of the Company intends to consummate the issuance; (ii) the material rights, preferences, privileges and restrictions granted to or imposed upon the New Shares; and (iii) a reasonable estimate of the maximum and minimum price and other principal terms and conditions of the issuance (the “Subscription Offer”). Each Participation Offeree electing to participate in the issuance will give the Company (or the subsidiary of the Company, as the case may be) notice (the “Subscription Notice”) of such election not more than 10 Business Days after receipt of the Subscription Offer. The Subscription Notice will constitute an irrevocable commitment to purchase the New Shares in the proposed issuance, provided that such issuance is consummated not more than 90 days after the date described in clause (i) of this sentence. The failure of a Participation Offeree to timely submit a Subscription Notice will waive all rights of such Participation Offeree to participate in the proposed issuance, provided that such issuance is consummated not more than 90 days after the date described in clause (i) of the immediately preceding sentence. If (a) prior to consummation, the terms of the proposed issuance shall change with the result that the price shall be different from the range of prices set forth in the Subscription Offer or the other principal terms shall be substantially different to the Participation Offerees that those set forth in the Subscription Offer, or (b) the Company has not consummated the proposed issuance prior to the end of the 90th day following the delivery of the Subscription Offer, each Participation Offeree shall be released from its obligations under any Subscription Notice, the Subscription Offer shall be null and void, and it shall be necessary for a separate Subscription Offer to be furnished, and the other terms and provisions of this Section 3 separately complied with, in order to consummate such proposed issuance pursuant to this Section 3.

3.3. Terms and Conditions of Participation. Each Participating Offeree electing to participate in the issuance of the New Shares pursuant to the terms of this Section 3 shall do so on the same terms and conditions as the Purchaser. Without limiting the generality of the foregoing, if securities other than the New Shares are issued as part of an investment unit including the New Shares or are otherwise offered alongside the New Shares, each Participating Offeree electing to participate in the issuance of the New Shares shall also be required to purchase such Participating Offeree’s Pro Rata share of such other securities on the same terms and conditions as the Purchaser. Nothing in this Section 3.3 shall require the payment to any party of, or the participation of any party in, any investment banking or similar fee being paid by the Company or any of its Affiliates in connection with any issuance of New Shares.

3.4. Participation Offeree Covenants. Each Participation Offeree electing to participate in the issuance shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 3 and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise reasonably cooperating with the Company, its subsidiaries and the Purchaser. Without limiting the generality of the foregoing, each such Participation Offeree agrees to execute and deliver such subscription and other agreements specified by the Company to which the Purchaser will be party.

3.5. Closing of Issuance. The closing of an issuance pursuant to this Section 3 shall take place at such time and place as the Company shall specify by notice to each Participation Offeree electing to participate in the issuance. At the closing of any issuance under this Section 3, each Participation Offeree electing to participate in the issuance shall be delivered the certificates or other instruments evidencing the New Shares to be issued to such Participation Offeree, registered in the name of such Participation Offeree or his designated nominee, free and clear of any liens or encumbrances, against delivery by such Participation Offeree of the applicable consideration. Any transfer or similar tax payable upon issuance of the New Shares shall be paid by the Company or the applicable subsidiary of the Company issuing the New Shares, as the case may be.

3.6. Securities Laws Considerations. In the event that the participation by a Participation Offeree in a proposed issuance would require under applicable securities law (i) the registration or qualification of the New Shares or the sale thereof or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision of any information pursuant to Regulation D of the Securities Act or comparable securities laws regarding the Company, any subsidiaries of the Company or the securities to any participant, the provision of which would impose a substantial burden or expense on the Company or its subsidiaries, such Participation Offeree will not have the right to participate in the proposed issuance.

3.7. Board Discretion with respect to Issuances. Notwithstanding the requirements set forth in the first sentence of Section 3.2, if, in the good faith judgment of the Board, compliance with such requirements would be materially adverse to the Company or any subsidiary of the Company, as the case may be, the Company or the subsidiary of the Company issuing the New Shares, as the case may be, may proceed with an issuance of New Shares prior to such compliance; provided that (a) within 10 Business Days of the occurrence of such issuance, the Company (or the applicable subsidiary of the Company, as the case may be) provides to each Participation Offeree: (i) written notice of such issuance and the Subscription Offer required by Section 3.2, and (ii) provides each such Participation Offeree with an opportunity to purchase, subject to such Participation Offeree’s delivery of a Subscription Notice not more than 15 days after receipt of such Subscription Offer, New Shares in the amounts (assuming that the New Shares to be issued as contemplated in the Subscription Offer were part of the original issuance) and on the same terms and conditions provided in the foregoing provisions of this Section 3, the closing of such purchase to take place as soon as reasonably practicable, and (b) at the time of such original issuance, the Company (or the applicable subsidiary of the Company, as the case may be) has the authority and the ability to consummate the issuance of New Shares in accordance with this Section 3.7.

3.8. Termination of Provisions. The provisions of this Section 3 shall terminate on the earlier of (a) a Change of Control or (b) the closing of the Initial Public Offering, or in the case of any issuance by a subsidiary of the Company, when the Company shall no longer hold, either directly or indirectly, a majority of the voting equity interest of such subsidiary.

ARTICLE IV

REGISTRATION RIGHTS

4.1. Demand Registration.

4.1.1. The Majority Kohlberg Holders and the Majority Co-Investor Holders may make a written request (any such request, a “Demand Request,” and any such requesting Person or a group of Persons, as the case may be, a “Demand Seller”) that the Company effect the registration under the Securities Act of such Demand Seller’s Registrable Common Stock, (i) in the case of the Majority Kohlberg Holders, at any time after the Closing Date, and (ii) in the case of the Majority Co-Investor Holders, at any time after the first anniversary of the consummation of the Initial Public Offering, specifying the intended method of disposition thereof. Promptly after receipt of such notice from the Demand Seller, the Company will give written notice of such requested registration (the “Demand Registration”) to all other Holders of Registrable Common Stock in accordance with Section 4.2, who shall have the opportunity to request registration of their Registrable Common Stock in accordance with the procedures set forth in Section 4.2. The Company will then use its reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of the Registrable Common Stock which the Company has been requested to register by the Demand Seller under this Section 4.1, together with all other Registrable Common Stock which the Company has been requested to register pursuant to Section 4.2, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Common Stock which the Company has been so requested to register; provided, however, that the Company will not be obligated to (i) effect any Demand Registration where the aggregate offering price is expected in the reasonable opinion of the Board to be less than $20 million; (ii) effect more than one Demand Registration in any consecutive twelve-month period on behalf of the Majority Co-Investor Holders; (iii) effect more than two Demand Registrations on behalf of the Majority Co-Investor Holders; or (iv) effect any Demand Registration prior to the date that is 90 days following the effective date of any registration statement for an underwritten Public Offering. Notwithstanding anything to the contrary herein, no Demand Registration effected on behalf of the Majority Co-Investor Holders may be effected for an offering expected to be made on a continuous or delayed basis.

4.1.2. A Demand Registration will not be deemed to have been effected for purposes of this Section 4.1 unless the registration statement relating thereto (i) has become effective under the Securities Act, (ii) has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Common Stock of the Holders included in such registration has actually been sold thereunder) and (iii) at least 75% of the Registrable Common Stock requested to be included in such Demand Registration by the Demand Seller are so included.

4.1.3. If a Demand Registration will be for an underwritten Public Offering, the Company and the Demand Seller shall cooperate in securing an underwriter; provided, that the final choice of underwriters shall be the decision of the Company.

4.1.4. The Company may defer the filing (but not the preparation) of a registration statement required by this Section 4.1 until a date not later than 90 days after the date of the Demand Request if:

(1) at the time the Company receives the Demand Request, there is (i) material non-public information regarding the Company which the Board reasonably determines not to be in the Company’s best interest to disclose and which the Company is not otherwise required to disclose, or (ii) there is a significant business opportunity (including but not limited to the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to the Company which the Board reasonably determines not to be in the Company’s best interest to disclose; or

(2) prior to receiving the Demand Request, the Board has determined to effect an underwritten Public Offering and the Company had taken substantial steps and is proceeding with reasonable diligence to effect such Public Offering;

provided, however, that the Company may not exercise any such deferment more frequently than twice in any twelve-month period. A deferral of the filing of a registration statement pursuant to this Section 4.1.4 shall be terminated, and the requested registration statement shall be filed forthwith, if, (x) in the case of a deferral pursuant to clause (1)(i), the applicable information is made public by the Company or is no longer material, (y) in the case of a deferral pursuant to clause (1)(ii), the significant business opportunity is disclosed by the Company or is terminated, or (z) in the case of a deferral pursuant to clause (2), the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 4.1.4, the Company shall promptly (but in any event within 10 days) on determining to make such deferral, deliver to each Demand Seller a certificate of an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 4.1.4 and an approximation of the anticipated delay. Within 20 days after receiving such certificate, the Demand Seller may withdraw such Demand Request by giving written notice to the Company, and if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement.

4.2. Piggy-Back Registration.

4.2.1. If the Company proposes (including in connection with any Demand Request) to register any of its Common Stock under the Securities Act, whether or not for sale for its own account, it will, each such time, give prompt written notice at least 15 Business Days prior to the anticipated filing date of the registration statement to each Holder of Registrable Common Stock, which notice shall, subject to the provisions of Section 4.2.2, offer each such Holder the opportunity to include in such registration statement such number of shares of Registrable Common Stock as each such Holder may request (a “Piggy-Back Registration”). Subject to the foregoing, upon the written request of any Holder made within 10 Business Days after the receipt of notice from the

Company (which request will specify the number of shares of Registrable Common Stock intended to be disposed of by such Holder and the intended method of disposition thereof), the Company will use its reasonable efforts to effect the registration under the Securities Act of all Registrable Common Stock which the Company has been so requested to register by such Holders to the extent required to permit the disposition of the Registrable Common Stock so to be registered; provided, however, that (A) if such registration involves an underwritten Public Offering, all such Holders requesting to be included in the Company’s registration must enter into an underwriting agreement in customary form and sell their Registrable Common Stock to the underwriters as contemplated by Section 4.5.6 on substantially the same terms and conditions as apply to the Company (and to the Demand Sellers, in the case of a Demand Registration) and (B) if, at any time after giving written notice of its intention to register any Common Stock pursuant to this Section 4.2.1 and prior to the effective date of the registration statement filed in connection with such registration, the Company determines for any reason not to register such Common Stock, the Company will give written notice to all such Holders and, thereupon, will be relieved of its obligation to register any Registrable Common Stock in connection with such registration (without prejudice, however, to rights under Section 4.1).

4.2.2. Notwithstanding anything to the contrary herein, the provisions of Section 4.2.1 shall not apply to, and the Company shall not be obligated to effect any registration of Registrable Common Stock under Section 4.2.1 in connection with:

(1) Any Public Offering relating to employee benefit, management equity incentive, stock option or similar plans,

(2) Any Public Offering relating to an acquisition or merger by the Company or any of its subsidiaries of or with any other businesses; or

(3) The Initial Public Offering, except in the event that (i) such Initial Public Offering shall have been initiated by the Kohlberg Holders pursuant to Section 4.1 or (ii) one or more Kohlberg Holders shall include any of their Registrable Common Stock in such Initial Public Offering.

4.3. Underwriters’ Cutback. If a registration pursuant to Section 4.1 or 4.2 involves an underwritten Public Offering and the managing underwriter advises the Company that, in its view, the number of shares of Common Stock that the Company and the Holders intend to include in such registration exceeds the largest number that can be sold without having an adverse effect on such offering, including without limitation the price at which such shares can be sold, the Company will include in such registration, in the following priority, up to such largest number, unless the managing underwriter shall determine that marketing factors require a different allocation:

(1) first, so many shares of the Common Stock proposed to be registered by the Company;

(2) second, any Registrable Common Stock requested to be included in such registration by the Holders, allocated among the Holders, if necessary, pro rata on the basis of their relative number of shares of Registrable Common Stock so requested to be included; and

(3) third, any Registrable Common Stock requested to be included in such registration by any shareholders of the Company other than Holders, allocated, if necessary, pro rata on the basis of their relative number of shares so requested to be included.

Notwithstanding the foregoing, if a registration pursuant to Section 4.1 or 4.2 involves an underwritten Public Offering and the managing underwriter advises the Company that, in its view, the inclusion of shares of Common Stock by management of the Company will have an adverse effect on such offering, including without limitation the price at which such shares can be sold in such registration, the Company will not be required to include in such registration any Registrable Common Stock requested to be included by the Management Holders to the extent such inclusion would have such an adverse effect.

4.4. Expenses. The Company will pay all Registration Expenses in connection with any registration under Section 4.1 or 4.2; provided, however, each Holder will be responsible for underwriting fees, discounts or commissions attributable to the sale of Registrable Common Stock by such Holder and any other fees and expenses incurred by or at the direction of such Holder and not specifically included in the definition of Registration Expenses.

4.5. Lock-up. Without the prior written consent of the underwriters managing any Public Offering, for a period beginning 14 days immediately preceding and ending on the 90th day (or in the case of the Initial Public Offering, 180th day) following the effective date of the registration statement used in connection with such offering, no Holder (whether or not a selling shareholder pursuant to such registration statement) shall (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer, directly or indirectly, any shares of Common Stock or any Options or Convertible Securities or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any Options or Convertible Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (i) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Initial Public Offering or (ii) Transfers to an Affiliate or Permitted Transferee of such holder in accordance with the terms of this Agreement. Nothing in this Section 4.4 shall be deemed to alter or limit the restrictions set forth in Section 1 of this Agreement.

4.6. Filings; Information. Whenever any Registrable Common Stock is to be registered pursuant to this Section 4, the Company will use its reasonable best efforts to effect the registration of such Registrable Common Stock as promptly as is practicable, and in connection with any such request:

4.6.1. The Company will (a) as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies and which counsel for the Company deems appropriate and available for the sale of the Registrable Common Stock to be registered thereunder in accordance with the intended method of distribution thereof, (b) use its commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 90 days (or such shorter period in which all Registrable Common Stock of the Holders included in such registration has actually been sold thereunder) and (c) prepare and file with the Commission such amendments and supplements to such registration statement as may be required to comply with the Securities Act.

4.6.2. The Company will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to each Holder of Registrable Common Stock participating in such registration (the “Registering Holders”) and each managing underwriter, copies thereof, and thereafter furnish to each Registering Holder and each such underwriter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as the Registering Holder or underwriter may reasonably request in order to facilitate the sale of the Registrable Common Stock.

4.6.3. After the filing of the registration statement, the Company will promptly notify each Registering Holder of any stop order issued or, to the Company’s knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

4.6.4. The Company will endeavor to qualify the Registrable Common Stock for offer and sale under such state securities or blue sky laws of such jurisdictions in the United States as the Registering Holders reasonably request; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction.

4.6.5. The Company will as promptly as is practicable notify each Registering Holder, at any time when a prospectus relating to the sale of the Registrable Common Stock is required by law to be delivered in connection with any such sale, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to each Registering Holder and to the underwriters any such supplement or amendment. Upon receipt of any notice from the Company of the occurrence of any such event, each Registering Holder will forthwith discontinue the offer and sale of Registrable Common Stock pursuant to the registration statement covering such Registrable Common Stock until receipt by the Registering Holder and the underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Company, the Registering Holder will deliver to the Company all copies, other than permanent file copies then in the Registering Holder’s possession, of the most recent prospectus covering such Registrable Common Stock at the time of receipt of such notice. In the event the Company gives such notice, the Company will extend the period during which such registration statement is required by Section 4.6.1 to be effective by the period from the date of the giving of such notice to the date when the Company makes available to the Registering Holder such supplemented or amended prospectus.

4.6.6. The Company will enter into customary agreements (including an underwriting agreement in customary form containing representations, provisions regarding indemnification and contribution and other usual provisions) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Common Stock, including without limitation including such information in the prospectus as is reasonably requested by the managing underwriter and making management available to participate in a customary “roadshow” as reasonably requested by the managing underwriter.

4.6.7. The Company will furnish to the Registering Holders and to each underwriter a signed counterpart, addressed to the Registering Holders or underwriter, of (a) an opinion or opinions of counsel to the Company in customary form and covering such matters of the type customarily covered by such opinions as the Registering Holder or the managing underwriter may reasonably request and (b) a letter from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering.

4.6.8. The Company will make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, which earnings statement satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

4.6.9. The Company will use all commercially reasonable efforts to cause all such Registrable Common Stock to be listed on each securities exchange on which the Common Stock is then listed or, if not so listed, on a national securities exchange or quoted on any national quotation system.

4.7. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Registering Holder, its direct and indirect partners, members, employees, advisory board members, officers and directors, and each Person, if any, who controls the Company or each such Registering Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (including any preliminary prospectus) relating to the Registrable Common Stock or any other disclosure document or other public statement, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by or on behalf of such Registering Holder expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus will not inure to the benefit of any Registering Holder if a copy of any amended, supplemental or final prospectus was provided by the Company to such Registering Holder in a timely manner but was not provided to the applicable purchaser by such Registering Holder, and such amended, supplemented or final prospectus cured the defect giving rise to such loss, claim, damage or liability.

4.8. Indemnification by Holders. Each Registering Holder agrees, severally but not jointly, to indemnify and hold harmless each underwriter, the Company, each other Registering Holder, each of the direct and indirect partners, members, employees, advisory board members, officers and directors of each underwriter, the Company and each other Registering Holder, and each Person, if any, who controls each underwriter, the Company or each other Registering Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company, but only with reference to information related to such Registering Holder furnished in writing by or on behalf of such Registering Holder expressly for use in any registration statement or prospectus (including any preliminary prospectus) relating to the Registrable Common Stock; provided, however, that the liability of any Registering Holder hereunder will be limited to the amount of net proceeds (after deduction of underwriters’ discounts and commissions) received by such Registering Holder in such registration.

4.9. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 4.7 or Section 4.8, such Person will promptly notify each Person against whom such indemnity may be sought in writing and the indemnifying party may retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and will pay the fees and disbursements of such counsel related to the proceeding as such fees and disbursements are incurred. Notwithstanding the foregoing, the failure to give notice will not relieve the indemnifying party of the obligation to indemnify the indemnified party, except to the extent of actual prejudice suffered as a result thereof. In any such proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel or (b) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the fees and expenses of such counsel will be paid by the indemnifying party as they are incurred. The indemnifying party will, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties only to the extent that actual or potential differing interests between or among them require multiple counsel. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any proceeding effected without its consent (which consent will not be unreasonably withheld), but if settled with such consent, or if there be a final judgment for the plaintiff, the indemnifying party will indemnify and hold harmless such indemnified parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

4.10. Contribution. If the indemnification provided for herein is for any reason unavailable to the indemnified parties in respect of any losses, claims, damages or liabilities referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified parties, will contribute to the amount paid or payable by such indemnified parties as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company, the Registering Holders and any underwriter in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, the Registering Holders and any underwriter will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Registering Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.10 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding sentence will be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.10, no Registering Holder will be required to contribute any amount in excess of the amount by which the total price at which the Registrable Common Stock of such Registering Holder was offered to the public (less underwriters’ discounts and commissions) exceeds the amount of any damages which such Registering Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.11. Participation in Public Offerings. Each Registering Holder shall take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their Registrable Common Stock in the applicable Public Offering, including, without limitation, being party to any underwriting agreement entered into by the Company and any other selling stockholders in connection therewith and being liable in respect of the representations and warranties by, and the other agreements (including without limitation customary selling stockholder representations, warranties, indemnifications and “lock-up” agreements) for the benefit of the underwriters; provided, however, that (a) with respect to individual representations, warranties, indemnities and agreements of selling stockholders in such Public Offering, the aggregate amount of such liability shall not exceed such Registering Holder’s net proceeds from such offering and (b) to the extent selling stockholders give further representations, warranties and indemnities, then with respect to all such further representations, warranties and indemnities of sellers of Registrable Common Stock in such Public Offering, the aggregate amount of such liability shall not exceed the lesser of (i) such Registering Holder’s pro rata portion of any such liability, in accordance with such Registering Holder’s portion of the total number of shares included in the offering or (ii) such Registering Holder’s net proceeds from such offering.

ARTICLE V

OTHER COVENANTS

5.1. Significant Transactions. Each Holder agrees to cast all votes to which such Holder is entitled in respect of its Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as shares are voted by the Kohlberg Holders to approve any transaction or series of transactions in connection with which the Kohlberg Holders exercise their rights pursuant to Section 2.2 (including without limitation any recapitalization, merger, consolidation or reorganization of the Company).

5.2. Proxy. Each Holder other than the Kohlberg Holders hereby grants to the Kohlberg Holders an irrevocable proxy coupled with an interest to vote his or its Shares in accordance with his or its agreements contained in Sections 5.1, which proxy shall be valid and remain in effect so long as the provisions of Sections 5.1 remain in effect.

5.3. Observation Rights; Board Materials. The Company shall provide all members of the Board with all materials and information reasonably necessary in the performance of the Board’s duties and responsibilities, including but not limited to (i) management letters of accountants, (ii) each annual budget of the Company, (iii) any notifications of defaults or anticipated defaults under any of the Company’s loan or other agreements, (iv) any notification of any threatened or possible material litigation, and (v) all filings of the Company with the Commission. Any Holder that holds more than 12 1/2% of the Shares of the Company (determined on a Fully-Diluted Basis) will have the right to designate one (1) observer who shall be entitled to attend all meetings of the Company’s Board (and all committees thereof) and the Company shall provide to such Holder’s designated observer copies of all packages provided to the Board in connection with Board meetings. Such observer will be reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with observing Board meetings.

5.4. Access and Financial Information. The Company will permit, and will cause each of the Company’s subsidiaries to permit, the Kohlberg Holders, the Institutional Holders and any Management Holders employed with the Company (and their respective representatives and advisors) to visit and inspect any of the properties of the Company or such subsidiary, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses and to discuss their affairs, finances and accounts with their officers, attorneys and independent certified public accountants and other advisers, upon reasonable notice and at such times during normal business hours, as often as may be reasonably requested. The Kohlberg Holders (and their respective representatives and advisors) will be entitled to receive from the Company, as promptly as practicable after request therefor, all information distributed or otherwise made generally available to senior management, together with such other Company information as is reasonably requested by them. The Kohlberg Holders, the Institutional Holders and Management Holders will receive from the Company quarterly financial statements not later than 45 days following each fiscal quarter and audited financial statements not later than 90 days following each fiscal year.

5.5. Confidentiality. Each of the Holders agrees to use reasonable precautions to keep confidential, in accordance with the Company’s customary procedures for handling confidential information and in accordance with safe and sound practices, any non-public information provided to them by the Company which is identified by the Company as confidential at the time the same is delivered to them; provided, however, that nothing herein will limit the disclosure of any information (a) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order; (b) that is in the public domain or becomes generally available to the public other than as a result of the disclosure by the parties in violation of this Agreement.

5.6. Redemption or Repurchase of Company Shares. Without the consent of a majority in interest of the Kohlberg Holders and a majority in interest of the Co-Investor Holders, the Company shall not purchase, redeem or otherwise acquire any Shares from any of the Kohlberg Holders without offering to each other Institutional Holder and each Management Holder the right to sell its Pro Rata share of such purchased, redeemed or otherwise acquired Shares to the Company on the same terms and conditions as the Kohlberg Holders.

5.7. Management Holder Termination.

5.7.1. Call Option on Management Holder Shares. If the employment of a Management Holder is terminated at any time and for any reason (whether voluntary or involuntary), the Company will have the right, but not the obligation, within 60 days of the termination, to purchase all or any portion of the Shares held by such Management Holder by delivering a notice (the “Call Notice”) to the Holder stating the number of Shares to be repurchased by the Company. In the event termination is for Cause, the purchase price for each Share shall be the lower of (i) Cost or (ii) Fair Market Value. In the event termination is other than for Cause, the purchase price for each Share shall be the greater of Cost or Fair Market Value.

5.7.2. Put Right. If a Management Holder’s employment terminates by reason of his death, disability or retirement or if a Management Holder terminates his employment within two years of the date of the Closing or if a Management Holder’s employment is terminated without Cause, such Holder or his estate may require, by delivering a notice to the Company within 60 days after the Company notifies the Management Holder of the Fair Market Value of such Holder’s Put Shares (as hereinafter defined), that the Company purchase all of the shares of Common Stock listed next to such Holder’s name under the heading “Number of Shares” on Schedule I that are outstanding and held by him or it (the “Put Shares”) at Fair Market Value, provided, however, that if a Management Holder’s employment terminates by reason of his resignation within two years of the Closing and such Holder requests the Company to purchase his Put Shares, the purchase price for such shares will be the lower of Cost or Fair Market Value. Notwithstanding the foregoing, a Management Holder may request that the Company purchase a specified percentage of his or its Put Shares, rather than all such shares owned by the Management Holder and the Company, in its sole discretion, shall decide whether it will accept such request and purchase only the specified percentage requested by such Holder or reject such request and require all of such Management Holder’s Put Shares to be purchased by the Company. If the Company rejects such request, the Company shall notify the Holder and such Holder may thereafter request the Company purchase all of his or its Put Shares by delivery of a notice to the Company by the later of (i) 15 days after the Company’s notification of such rejection and (ii) 60 days after the Company notifies the Management Holder of the Fair Market Value of such Holder’s Put Shares.

5.7.3. Payments.

(a) If a Management Holder’s employment terminates by reason of his death or disability, the Company shall pay the purchase price of the Shares purchased pursuant to this Section 5.7 (the “Put/Call Purchase Price”) using:

(i) first, available cash in the Company’s treasury or available cash that may be distributed to the Company as a dividend from a direct or indirect subsidiary; provided that available cash shall not include (A) any amount the payment or distribution of which would constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under applicable law or the Credit Agreement or other indebtedness of the Company or its subsidiaries, (B) cash needed (in the reasonable judgment of the Board) to pay the Company’s operating expenses, including without limitation, trade or other accounts payable, taxes, and legal, audit and other advisor fees, or (C) the proceeds from any sale of Shares or other securities of the Company (the amount of available cash after taking into account subsections (A) through (C) is the “Available Cash”); and

(ii) second, a subordinated promissory note issued by the Company in the principal amount of the portion of the Put/Call Purchase Price not paid with Available Cash;

provided, that at least 20% of the Put/Call Purchase Price shall be paid in cash to the extent of Available Cash.

(b) If a Management Holder’s employment terminates for any reason other than his death or disability, the Company may pay the Put/Call Purchase Price using any combination of:

(i) Available Cash; and

(ii) a subordinated promissory note issued by the Company in the principal amount of the portion of the Put/Call Purchase Price that was not paid using Available Cash;

provided, that at least 20% of the Put/Call Purchase Price shall be paid in cash to the extent of Available Cash.

(c) Any promissory note issued under this Section 5.7 shall (1) provide that, subject to the immediately following sentence, the principal amount will be due and payable in five equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon annually at a rate equal to the 10 Year Treasury bond rate in effect as of the issuance of such note and, if such interest is not paid in cash annually, it shall be added to the principal amount outstanding thereon, (2) be subordinated to the Company’s indebtedness for money borrowed under the Credit Agreement on terms reasonably satisfactory to the Company’s lenders, (3) be prepayable at the Company’s option in whole or in part at any time and from time to time without premium or penalty, (4) be non-transferable and (5) be accelerated as a result of any Change of Control and become due and payable in full concurrently with such Change of Control. Payments of principal or interest on a promissory note issued under this Section 5.7 shall be made using Available Cash, provided that if any payment on a promissory note issued under this Section 5.7 would be prohibited under applicable law or Available Cash is not available for such payment, then notwithstanding any of the provisions of such note, including without limitation, the stated maturity of such note and the stated date on which payments of interest or principal are due, such payment will not become due and payable until such time as such payment can be made without violating any such law or Available Cash is available for such payment, as the case may be. The Company shall use its commercially reasonable efforts to obtain a waiver under the Credit Agreement or other indebtedness of the Company or its subsidiaries to permit a payment under this Section 5.7, provided, that the Company and its subsidiaries are, and following any such payment will be, in compliance with the financial covenants set forth in the Credit Agreement and other indebtedness of the Company or its subsidiaries.

5.7.4. Closing. The closing of any purchase and sale of Shares pursuant to this Section 5.7 shall take place as soon as reasonably practicable and in no event later than 30 days after the effective date of the notice delivered pursuant to Section 5.7.1 or Section 5.7.2, as applicable, at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine. At the closing of any purchase and sale of Shares pursuant to this Section 5.7, the holders of Shares to be sold shall deliver to the Company a certificate or certificates representing the Shares to be purchased by the Company duly endorsed for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any necessary transfer tax stamps affixed, and the Company shall pay to such holder by certified or bank check or wire transfer of immediately available federal funds or a note, as may be applicable, for the Put/Call Purchase Price. The delivery of a certificate or certificates for Shares by any Person selling Shares pursuant to this Section 5.7 shall be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated; (iii) such Shares are free and clear of any and all liens or encumbrances and (iv) there is no adverse claim with respect to such Shares.

5.8. Expiration. The foregoing provisions of this Section 5 shall expire on the earlier of (a) a Change of Control occurring prior to the Initial Public Offering in which Section 2.1 applies and Management Holders have had the opportunity to sell all of their Shares in the Transfer contemplated by Section 2.1or (b) following the Initial Public Offering, such time as the Kohlberg Holders hold a number of Shares constituting less than 20% of the number of Shares held by the Kohlberg Holders immediately after the Closing (such amounts to be determined on a Fully-Diluted Basis and equitably adjusted for stock splits, stock dividends, reclassifications, recapitalizations and the like occurring after the Closing); provided, however, that the payment obligations under Section 5.7.3 shall survive any expiration pursuant to this subsection.

ARTICLE VI

DEFINITIONS

6.1. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined:

Term	Definition
“Company”	Preamble
“Compelled Sale Notice”	Section 2.2.2
“Compelled Sale Offer”	Section 2.2.1
“Compelled Sale Percentage”	Section 2.2.1
“Demand Registration”	Section 4.1.1
“Demand Request”	Section 4.1.1
“Demand Seller”	Section 4.1.1
“Exercise Notice”	Section 2.1.3
“KSTA Acquisition”	Recital A
“Kohlberg Holders”	Preamble
“Management Holders”	Preamble
“Merger Agreement”	Recital A
“Other Holder”	Section 7.6
“Participation Offeree”	Section 3.1
“Piggy-Back Registration”	Section 4.2.1
“Purchaser”	Section 3.1
“Registering Holders”	Section 4.6.2
“Co-Investor Holders”	Preamble
“Subscription Notice”	Section 3.2
“Subscription Offer”	Section 3.2
“Tag Along Notice”	Section 2.1.2
“Tag Along Percentage”	Section 2.1.1

6.2. Certain Definitions. The following terms will have the following meanings when used herein.

“Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is or has been within two years prior to the time in question an officer, director or direct or indirect partner or member of, or direct or indirect beneficial holder of at least 5% of the fully-diluted equity interests of, such specified Person or any other entity specified in clause (a) above, (c) the Members of the Immediate Family of (i) each officer, director, partner, member or holder described in clause (b) above and (ii) if such specified Person is a natural person, such specified Person, (d) each Person of which such specified Person or an affiliate (as defined in clauses (a) through (c) above) thereof will, directly or indirectly, beneficially own at least 5% of the fully-diluted equity interests at such time and (e) in the case of any Person that is a trust under an employee benefit plan or the trustee of any such trust, a successor trust or successor trustee.

“Agreement” means this Stockholders Agreement, any amendments hereto, and any Exhibits, Schedules, and attachments hereto.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

“Cause” means (a) the commission of a felony involving dishonesty or moral turpitude, (b) the willful and persistent failure to follow the direction of management to whom such Management Holder reports, or (c) the material breach by such Management Holder of his employment agreement, if any, with the Company or its subsidiaries or this Agreement; provided, that in the circumstances described in clauses (b) and (c) such Management Holder shall have thirty (30) days to cure the default after notice by the Company, which notice shall set forth the alleged breach in reasonable detail.

“Change of Control” means (i) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Kohlberg Holders and their respective Affiliates will have the direct or indirect power to elect a majority of the members of the Board, or (ii) any sale or other disposition of all or substantially all of the assets of the Company (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the stock of its subsidiaries or sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Kohlberg Holders and their respective Affiliates will have the power to elect a majority of the members of the board of directors (or other similar governing body) of the Change of Control Transferee.

“Closing” means the closing of the stock purchase contemplated by the Stock Purchase Agreement.

“Closing Date” has the meaning set forth in the Stock Purchase Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock (including, without limitation, any warrants to subscribe for, purchase or otherwise directly acquire Common Stock).

“Cost” means, with respect to the Shares, the original issue price for such Share.

“Credit Agreement” means that certain Credit Agreement dated as of the date hereof among Stanadyne Corporation, a Delaware corporation, and the Lenders (as therein defined) as amended, supplemented, restated or otherwise modified from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to the Shares, the fair market value thereof as determined as of the applicable reference date in good faith by the Board taking into account all factors it deems relevant (excluding discounts for minority interest and lack of marketability, which shall not be relevant factors), which shall include consideration of a value of the Company and its subsidiaries determined by (i) multiplying the trailing twelve-month EBITDA of the Company and its subsidiaries by an appropriate transaction multiple which for illustrative purposes will initially be the transaction multiple used in connection with the Stock Purchase Agreement, which multiple is 6.2x, (ii) subtracting the net debt of the Company as of the applicable reference date and (iii) dividing by the Fully-Diluted Shares of the Company. Upon the exercise of a call option or put right with respect to any Management Holder, the Board will provide written notice of its determination of the Fair Market Value of such Management Holder Shares (the “Board Notice”) to the holder thereof. The Management Holder of such Shares shall have the right to contest the Fair Market Value thereof by notice to the Company within fifteen (15) business days of receipt of the Board Notice. If such Management Holder does not so notify the Company, then the Fair Market Value shall be as set forth in the Board Notice. If such Management Holder does notify the Company of his or her disagreement with the Fair Market Value set forth in the Board Notice within such time period, then the Company shall retain an independent third party appraiser acceptable to such Management Holder and to the Company to determine the fair market value of such Management Holder Shares, and the determination of such independent appraiser shall govern. If the fair market value determined by such independent appraiser is greater than 105% of the Board’s determination of the Fair Market Value, the Company shall pay the costs and expenses of the independent appraiser. In all other cases, the Management Holder shall pay the costs and expenses of the independent appraiser. If the fair market value of the independent appraiser is greater than 105% of the Board’s determination of the Fair Market Value, then the independent appraiser’s valuation shall be the “Fair Market Value” for the purchase of the shares pursuant to the put or call. In the event of a termination event which triggers a put right pursuant to Section 5.7.2, if the Management Holder is required to pay the costs and expenses of the independent appraiser pursuant hereto, the Management Holder can either accept the determination of the appraiser and sell his or its Shares at Fair Market Value as determined by the appraiser, or he or it can withdraw the put.

“Fully-Diluted Basis” means, with reference to a percentage of Shares held by any Holder or group of Holders, the number of shares of Common Stock underlying the Shares held by such Holder or group of Holders (including the maximum number of shares of Common Stock for which or into which Options or Convertible Securities held by such Holder or group of Holders may at the time be exercised, converted or exchanged, or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the percentage is to be determined).

“Holders” means the Kohlberg Holders, the Co-Investor Holders, the Management Holders and the Other Holders who become party to this Stockholders Agreement pursuant to the provisions of Section 7.6 and 7.7.

“Initial Public Offering” means the initial underwritten Public Offering registered on Form S-1 (or any successor form under the Securities Act).

“Institutional Holders” means the Kohlberg Holders and each of the Co-Investor Holders.

“Majority Co-Investor Holders” means the Holders of a majority of the Shares (determined on a Fully-Diluted Basis) held by the Co-Investor Holders as of the time of the determination.

“Majority Kohlberg Holders” means the Holders of a majority of the Shares (determined on a Fully-Diluted Basis) held by the Kohlberg Holders as of the time of the determination.

“Majority Management Holders” means the Holders of a majority of the Shares (determined on a Fully-Diluted Basis) held by the Management Holders as of the time of the determination.

“Management Agreement” means any Management Agreement between Kohlberg & Co., L.L.C. (or any of its Affiliates) and the Company (or any of its subsidiaries) approved by the Board of Directors of the Company.

“Members of the Immediate Family” means, with respect to any natural Person, (a) each spouse or natural or adopted child of such Person; (b) each natural or adopted child of any Person described in clause (a) above; (c) each trust created solely for the benefit of one or more of the Persons described in clauses (a) and (b) above; and (d) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (c) above in his or her capacity as such custodian or guardian.

“New Shares” means any Shares, Subsidiary Shares or other equity securities of the Company or a subsidiary of the Company first issued after the date hereof, excluding (i) any Shares, Subsidiary Shares or other equity securities of the Company or a subsidiary of the Company issued in connection with a stock split, stock dividend, reorganization, recapitalization or other transaction in which all holders of Common Stock (or in the case of Subsidiary Shares, holders of common stock of such subsidiary) participate on a pro rata basis, (ii) any Shares, Subsidiary Shares or other equity securities of the Company or a subsidiary of the Company issued to officers, employees, directors or consultants of the Company or its subsidiaries pursuant to any arrangement approved by the Board, (iii) any Shares, Subsidiary Shares or other equity securities of the Company or a subsidiary of the Company issued upon the exercise or conversion of any Options or Convertible Securities outstanding on the date hereof or issued after the date hereof in compliance with the provisions of Section 3, (iv) any Shares, Subsidiary Shares or other equity securities of the Company or a subsidiary of the Company issued in connection with any business combination or acquisition transaction involving the Company or any of its subsidiaries or (v) any Shares, Subsidiary Shares or other equity securities of the Company or a subsidiary of the Company issued pursuant to any Public Offering.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Permitted Transferee” means (a) with respect to any Co-Investor Holder, (i) any Affiliate of any Co-Investor Holder; provided, however, that each such transferee will be a Permitted Transferee for purposes of this Agreement only if such transferee has executed and delivered to the Company an instrument reasonably satisfactory to the Majority Kohlberg Holders pursuant to which the transferee (1) acknowledges that the Shares to be received by such transferee are subject to all of the provisions of this Agreement and (2) becomes a party to this Agreement as a “Co-Investor Holder” and agrees to be bound by all of the terms and conditions of this Agreement applicable to Co-Investor Holders, or (ii) any Kohlberg Holder or any Affiliate of any Kohlberg Holder; (b) with respect to any Management Holder, (i) any lineal descendant or Member of the Immediate Family of such Management Holder, (ii) each trust created solely for the sole benefit of one or more of such Management Holders and any Person described in clause (b)(i) above, or (iii) any other Person which shall have been approved in writing by the Majority Kohlberg Holders; provided, however, that each such transferee will be a Permitted Transferee for purposes of this Agreement only if such transferee has executed and delivered to the Company an instrument reasonably satisfactory to the Majority Kohlberg Holders pursuant to which the transferee (1) acknowledges that the Shares to be received by such transferee are subject to all the provisions of this Agreement, (2) except with respect to any transferee that is at such time a current Kohlberg Holder hereunder, becomes a party to this Agreement as a “Management Holder” and agrees to be bound by all of the terms and conditions of this Agreement applicable to Management Holders, and (3) in the case of clauses (b)(i), b(ii), and if required by the Majority Kohlberg Holders, (b)(iii), the Management Holder making such Transfer retains exclusive power to exercise all rights under this Agreement with respect to the transferred interests; and (c) with respect to any Kohlberg Holder, any Affiliate of any Kohlberg Holder; provided, however, that each such transferee will be a Permitted Transferee for purposes of this Agreement only if such transferee has executed and delivered to the Company an instrument reasonably satisfactory to the Majority Kohlberg Holders pursuant to which the transferee (1) acknowledges that the Shares to be received by such transferee are subject to all the provisions of this Agreement, and (2) becomes a party to this Agreement as an “Kohlberg Holder” and agrees to be bound by all of the terms and conditions of this Agreement applicable to Kohlberg Holders. Notwithstanding the foregoing, the Company will be considered a Permitted Transferee for Shares transferred to the Company if approved in writing by the Majority Kohlberg Holders.

“Person” means an individual, corporation, partnership, trust, association, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Rata” means, with respect to any offer including Shares, an offer based on the relative percentages of Shares then held on a Fully-Diluted Basis by all of the holders of Shares to whom such offer is made.

“Public Offering” means a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Registrable Common Stock” means shares of Common Stock, including shares of Common Stock issuable upon exercise, conversion or exchange of any Options or Convertible Securities. For purposes of provisions in Section 4 requiring that the Company provide notices to Holders of Registrable Common Stock, the Company shall provide such notices to any party which would hold shares of Common Stock upon exercise, conversion or exchange of any Option, Warrant or Convertible Security then subject to exercise, conversion or exchange; provided that only shares of Common Stock may be included in any registration under the Securities Act to which Section 4 applies. As to any particular Registrable Common Stock, such shares shall cease to be Registrable Common Stock when (a) such shares shall have been Transferred in a sale to which Section 2.1 or 2.2 apply, (b) a registration statement with respect to the sale of such shares shall have become effective under the Securities Act and such shares shall have been disposed of in accordance with such registration statement or (c) such shares shall have been Transferred pursuant to Rule 144.

“Registration Expenses” means all (i) registration and filing fees with the Commission, (ii) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of a qualified independent underwriter, if any, counsel in connection therewith and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Common Stock and any qualification of the related offering with the National Association of Securities Dealers, Inc.), (iii) printing expenses, (iv) fees and expenses of counsel and independent public accountants for the Company, (v) fees and expenses of any additional experts retained by the Company in connection with such registration, (vi) fees and expenses of listing the Registrable Common Stock, if any, (vii) rating agency fees, (viii) transfer taxes, and (ix) reasonable fees and expenses of one counsel and one independent public accounting firm (in each case to be selected by the Majority Kohlberg Holders) for the selling shareholders. The parties understand and agree that Registration Expenses do not include underwriting fees, discounts or commissions attributable to the sale of Registrable Common Stock by any selling shareholder or fees and expenses for counsel to any selling shareholders, except as specified above.

“Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” mean shares of Common Stock and Options and Convertible Securities.

“Subsidiary Shares” mean shares of common stock or other voting equity securities of any subsidiary of the Company or any options to subscribe for, purchase or otherwise directly acquire such equity securities or any evidence of indebtedness, shares of stock (other than such voting equity securities) or other securities (other than options) which are directly or indirectly convertible into or exchangeable or exercisable for shares of such voting equity securities.

“Third Party” means a prospective purchaser of Shares in an arm’s-length transaction where such purchaser is not the Company, an Affiliate of the Company or an Affiliate of the transferor. In the case of a prospective purchase to be affected through a merger, consolidation, recapitalization, redemption or similar structure, the Person(s) acquiring control of the Company shall be considered the prospective purchasers, notwithstanding that Shares may be acquired by the Company or an Affiliate of the Company.

“Transfer” means to offer, sell, assign, gift, grant a participation in, pledge, hypothecate, grant a charge with respect to, or otherwise transfer directly or indirectly.

“Transferee” means any Person to whom any Holder Transfers any Shares other than in a sale pursuant to an effective registration statement or without registration pursuant to Rule 144.

ARTICLE VII

MISCELLANEOUS

7.1. Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

7.2. Entire Agreement. Except for restrictions on Transfers of Shares set forth in other agreements, plans or documents, this Agreement, the Stock Purchase Agreement and the other documents delivered pursuant thereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

7.3. Notices. Any notice, request, instruction or other document required or permitted to be given hereunder by any party hereto to another party hereto will be in writing and will be given to such party at its address set forth below, or to such other address as the party to whom notice is to be given may provide in a written notice (delivered in accordance with the provisions of this Section 7.3) to the party giving such notice.

If to the Company, to:

KSTA Holdings, Inc.

c/o Kohlberg & Company

111 Radio Circle

Mt. Kisco, NY 10549

Attn: Mr. Gordon H. Woodward

Facsimile: (914) 241-1143

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attn: Daniel S. Evans, Esq.

Facsimile: (617) 951-7050

If to any Kohlberg Holder, to such Holder:

KSTA Holdings, Inc.

c/o Kohlberg Management IV, L.L.C.

111 Radio Circle

Mt. Kisco, NY 10549

Attn: Mr. Gordon H. Woodward

Facsimile: (914) 241-1143

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attn: Daniel S. Evans, Esq.

Facsimile: (617) 951-7050

If to Co-Investment Partners, L.P., to such Holder:

Co-Investment Partners, L.P.

c/o Lexington Partners, Inc.

660 Madison Avenue

New York, NY 10021

Attn: David Outcalt

Facsimile: (212) 754-1494

with a copy to:

Kramer Levin Naftalis & Frankel LLP

919 Third Avenue

New York, NY 10022-3852

Attn:

Facsimile: (212) 715-9465

If to any other Co-Investor Holder or Management Holder, to it at the address set forth in the stock record book of the Company.

Each such notice, request or other communication will be effective (i) if given by certified mail, on the third Business Day after such communication is deposited in the mails with certified postage prepaid addressed as aforesaid, (ii) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, and (iii) on the date sent if sent by electronic facsimile transmission, receipt confirmed.

7.4. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

7.5. Termination. Except as limited by Section 7.7.2, this Agreement may be terminated at any time by an instrument in writing signed by the Company, the Majority Kohlberg Holders and the Majority Co-Investor Holders.

7.6. Successors, Assigns and Transferees. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and Permitted Transferees. Except as expressly contemplated hereby, neither this Agreement nor any provision hereof will be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and Permitted Transferees. Upon the assignment by any Institutional Holder of all or any portion of its interest in any Shares to any other Person, and the assumption by such assignee of the obligations hereunder with respect to such assigned interest, such Institutional Holder shall thereupon be unconditionally released from any and all obligations hereunder with respect to such assigned interest and such Person, unless otherwise party to this Agreement, shall become an “Other Holder” hereunder. In the event that this Company shall merge with and into Stanadyne Automotive Holding Corp., with Stanadyne Automotive Holding Corp. being the surviving entity, this Agreement shall become the Stockholders Agreement of Stanadyne Automotive Holding Corp., and thereafter all references to the Company hereunder deemed to be references to Stanadyne Automotive Holding Corp.

7.7. Amendments; Waivers.

7.7.1. No failure or delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

7.7.2. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Majority Kohlberg Holders; provided, however, that (a) the consent of the Majority Management Holders shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights of the Management Holders as such under this Agreement and (b) the consent of the Majority Co-Investor Holders shall be required for any amendment, modification, extension or waiver which has a material adverse effect on the rights of the Co-Investor Holders as such under this Agreement and for any termination of this Agreement. Notwithstanding the foregoing, this Agreement may be amended by the Company with the consent of the Majority Kohlberg Holders (i) to join any officer, director or employee of, or consultant or advisor to, the Company or any Affiliate of the Company who holds or will hold Common Stock or Options to this Agreement as a “Management Holder,” (ii) to join any Permitted Transferee of a Co-Investor Holder to this Agreement as a “Co-Investor Holder,” (iii) to join any Permitted Transferee of a Management Holder to this Agreement as a “Management Holder,” (iv) to join any Permitted Transferee of any Kohlberg Holder to this Agreement as an “Kohlberg Holder,” (v) to join any Person issued New Shares in accordance with the terms and conditions hereof as an “Other Holder” or “Management Holder”, as the case may be, and (vi) to restate this Agreement in accordance with the terms and provisions of the last sentence of Section 7.6 in the event of a merger of this Company with and into Stanadyne Automotive Holding Corp.

7.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.9. Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will without posting a bond be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each party hereby consents to the entry thereof.

7.10. Legal Prohibitions. To the extent that the exercise, right or the performance of any obligation by any Holder under this Agreement is prohibited by law, such Holder and the other parties hereto agree to use all reasonable efforts to achieve reasonable and lawful alternative arrangements designed to provide such Holder or such other parties, as the case may be, the economic benefit from the exercise of such right or the performance of such obligation.

7.11. Successor Shares. Whenever any Holder becomes the record or beneficial owner of additional Shares, such Shares will be subject to all of the terms and conditions of this Agreement. Any securities issued in exchange for, as a dividend for or otherwise in respect of Shares are subject to the terms and conditions of this Agreement as Shares.

7.12. Certain Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

7.13. Applicable Law. This Agreement will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without regard to the conflict or choice of laws rules of any jurisdiction that would cause the application of the domestic substantive laws of any jurisdiction other than the State of Delaware.

7.14. Consent to Jurisdiction. Each party:

(a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Courts for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or in any way connected to the Company and agrees that any such proceeding shall be brought or maintained only in such courts and that such party will not cause any such proceeding to be brought or maintained in any forum other than one of the above-named courts;

(b) to the extent not prohibited by applicable law, waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that such party is not subject personally to the jurisdiction of such court, that such party’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and

(c) to the extent not prohibited by applicable law, consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified pursuant to Section 7.3 is reasonably calculated to give actual notice, and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such proceeding any claim that service of process made in accordance with this paragraph does not constitute good and sufficient service of process.

7.15. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:	KSTA HOLDINGS, INC.

	By:	/s/ Gordon Woodward
	Name:	Gordon Woodward
	Title:	President

KOHLBERG HOLDERS:	KOHLBERG INVESTORS IV, L.P.

	By:	Kohlberg Management IV, L.L.C.,
its general partner

	By:	/s/ Gordon Woodward
	Name:	Gordon Woodward
	Title:	Authorized Member Manager

KOHLBERG TE INVESTORS IV, L.P.

By:	Kohlberg Management IV, L.L.C.,
its general partner

By:	/s/ Gordon Woodward
Name:	Gordon Woodward
Title:	Authorized Member Manager

KOHLBERG OFFSHORE INVESTORS IV, L.P.

By:	Kohlberg Management IV, L.L.C.,
its general partner

By:	/s/ Gordon Woodward
Name:	Gordon Woodward
Title:	Authorized Member Manager

KOHLBERG PARTNERS IV, L.P.

By:	Kohlberg Management IV, L.L.C.,
its general partner

By:	/s/ Gordon Woodward
Name:	Gordon Woodward
Title:	Authorized Member Manager

CO-INVESTOR HOLDERS:	CO-INVESTMENT PARTNERS, L.P.

	By:	CIP Partners, LLC, its general partner

	By:	/s/ David B. Outcalt
	Name:	David B. Outcalt
	Title:	Managing Member

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC
As Investment Adviser

By:	/s/ Robert M. Shettle
Name:	Robert M. Shettle
Title:	Managing Director

TOWER SQUARE CAPITAL PARTNERS L.P.

By:	Babson Capital Management LLC
As Investment Manager

By:	/s/ Robert M. Shettle
Name:	Robert M. Shettle
Title:	Managing Director

NATIONAL CITY EQUITY PARTNERS, LLC

By:	National City Equity Partners, LLC

By:	/s/ Todd S. McCuaig
Name:	Todd S. McCuaig
Title:	General Partner

HAMILTON LANE PRIVATE EQUITY FUND V L.P

By:	HL General Partner V Limited

By:	/s/ Mario L. Giannini
Name:	Mario L. Giannini
Title:	Director

WILTON PRIVATE EQUITY FUND, LLC

By: Wilton Asset Management, LLC, its Manager

By:	/s/ Holly A. Lissner
Name:	Holly A. Lissner
Title:	Secretary, Wilton Asset Management

STATE STREET BANK AND TRUST COMPANY,
As Trustee for the Dupont
Pension Trust

By:	/s/ Joette T. Levine
Name:	Joette T. Levine
Title:	Vice President

ANTARES CAPITAL

By:	/s/ Chester R. Zara
Name:	Chester R. Zara
Title:	Director

JAMES WIGGINS

By:	/s/ James Wiggins
Name:	James Wiggins

MANAGEMENT HOLDERS:

Schedule I

Common Stock and Option Holdings as of the Closing Date

Stockholder	Number of Shares	Options
Kohlberg Investors IV, L.P.	19,553,524
c/o Kolhberg Management IV, L.L.C.
111 Radio Circle
Mount Kisco, New York 10549

Kohlberg TE Investors IV, L.P.	23,482,259
c/o Kolhberg Management IV, L.L.C.
111 Radio Circle
Mount Kisco, New York 10549

Kohlberg Offshore Investors IV, L.P.	1,788,613
c/o Kolhberg Management IV, L.L.C.
111 Radio Circle
Mount Kisco, New York 10549

Kohlberg Partners IV, L.P.	15,175,605
c/o Kolhberg Management IV, L.L.C.
111 Radio Circle
Mount Kisco, New York 10549

Co-Investment Partners, L.P.	20,000,000
c/o Lexington Partners, Inc.
660 Madison Avenue
New York, NY 10021

Massachusetts Mutual Life	4,000,000
Insurance Company
15 Main Street
Springfield, MA 01115-0001

Tower Square Capital Partners L.P.	1,000,000
15 Main Street
Springfield, MA 01115-0001

National City Equity Partners, LLC	5,000,000
1965 East Sixth Street Suite 1010
Cleveland, OH 44114

Hamilton Lane Private Equity Fund V L.P	5,000,000
Hamilton Lane Advisors
One Belmont Avenue, 9th Floor
Bala Cynwyd, PA 19004

Wilton Private Equity Fund, LLC	1,400,000
[Address]

DuPont Pension Trust	3,600,000
[Address]

Antares Capital	500,000
[Address]

James Wiggins	500,000
c/o Kolhberg & Company
111 Radio Circle
Mount Kisco, New York 10549

Management

William D. Gurley	855,000

William W. Kelly	700,000

Leon P. Janik	400,000

Stephen S. Langin	400,000

Robert L. Dayton	60,000

Mark S. Cavanaugh	50,000

Joseph J. Paganini	280,000

Kevin R. Smith	50,000

Henry E. Goetsch	55,000

Michael J. O’Brien	50,000

Francis Dehaussy	60,000

William Fuge	70,000

Robert N. Bentley	50,000

Bobby Russell Ipock	50,000

Russell J. Otten	75,000

Richard G. Pasqualone	200,000

Raymond Grigg	50,000

Douglas L. Mattson	50,000

Kathleen C. Golas	70,000

Louis G. Stevens	50,000

Shawn F. Sullivan	200,000

Ram Prasad	75,000

Michael Mayer	50,000

Dwarak Parvatam	50,000